EXHIBIT 99.1

Capstone Turbine Corporation Posts First Quarter Revenue of $24.3 Million, up 51% From the Same Period Last Year

Gross Margin, Direct Materials Costs and Backlog Continue to Improve

CHATSWORTH, Calif., Aug. 9, 2011 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) reported operating results for its first quarter ended June 30, 2011 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2011.

Financial Summary

Revenue for the first quarter of Fiscal 2012 was $24.3 million, an increase of 51% from the first quarter of Fiscal 2011. Capstone shipped 170 units in the first quarter of Fiscal 2012, compared to 98 units in the same period last year.

Capstone's backlog as of the end of the first quarter of Fiscal 2012 was $115.3 million, an increase of 36% from the same period last year.

"In the first quarter of Fiscal 2012 Capstone set a company high for top line revenue with revenues up 51% year over year. Gross margin, direct material costs and backlog all continue to improve," said Darren Jamison, Capstone's President and Chief Executive Officer. "We received $27.9 million in new orders for the quarter, which when combined with the $42M last quarter gives the company a record $71 million in new product over the last two quarters. The company now has $115 million in backlog to execute against over the next 12 months," added Jamison.

The gross margin for the first quarter of Fiscal 2012 was $0.5 million, or 2% of revenue, compared to a gross loss of $0.5 million, or 3% of revenue, during the first quarter of Fiscal 2011. The improvement in gross margin of $1.0 million was the result of a $3.7 million benefit realized from a change in product mix, which reflects the sale of more microturbine products, parts and factory protection plans during the first quarter of Fiscal 2012. The C30, C65, C200 and C1000 systems had better margins than in the same period last year as a result of higher average selling prices and all products had overall lower direct materials costs. In addition, the $3.7 million benefit related to product mix was offset by higher warranty expense, production and service center labor and overhead and inventory charges.

Research and development expenses were $2.2 million for the first quarter of Fiscal 2012, an increase of $0.7 million from the first quarter of Fiscal 2011. R&D expenses are reported net of benefits from cost-sharing programs. The overall increase in R&D expenses was the result of increased salaries and supplies costs.

Selling, general and administrative expenses were $6.6 million for the first quarter of Fiscal 2012, an increase of $0.2 million, or 3%, from the first quarter of Fiscal 2011. The net increase in SG&A expenses was comprised of an increase in professional services, offset by lower facilities and marketing expense.

Capstone's net loss was $2.9 million, or $0.01 per share, for the first quarter of Fiscal 2012, compared to net income of $0.4 million, or $0.00 per share, reported for the first quarter of Fiscal 2011. The increase in net loss was primarily the result of the adoption of Accounting Standards Codification 815 "Derivatives and Hedging" which affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash benefit of $5.6 million to change in fair value of warrant liability during the first quarter of Fiscal 2012. Capstone's net loss for the first quarter of Fiscal 2012 before considering the non-cash benefit to the change in warrant liability would have been $8.5 million (calculated by adding the $5.6 million change in warrant liability benefit to the $2.9 million reported net loss), or $0.03 loss per share (calculated by adding a $0.02 loss per share attributable to the change in warrant liability benefit to the $0.01 loss per share reported). The Company recorded a non-cash benefit of $9.2 million to change in fair value of warrant liability during the first quarter of Fiscal 2011. Capstone's net loss for the first quarter of Fiscal 2011 before considering the non-cash benefit to the change in warrant liability would have been $8.8 million (calculated by adding the $9.2 million change in warrant liability benefit to the $0.4 million reported net income), or $0.04 loss per share (calculated by adding a $0.04 loss per share attributable to the change in warrant liability benefit to $0.00 per share reported). Capstone's loss from operations for the first quarter of Fiscal 2012 was $8.3 million, or 2% lower than the $8.5 million loss from operations for the first quarter of Fiscal 2011.

Cash and cash equivalents for the first quarter of Fiscal 2012 were $22.1 million, a decrease of $11.4 million from March 31, 2011. Of the cash used, $6.8 million was related to changes in working capital accounts. Cash of $1.3 million, which was classified as restricted cash as of March 31, 2011 as a condition of the amended agreements with Wells Fargo Bank, National Association as security for the Company's Credit Facility, was released in the first quarter of Fiscal 2012.

Conference Call

The Company will host a conference call today, Tuesday, August 9, 2011 at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30, 2011	March 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$22,105	$33,456
Accounts receivable, net of allowance for doubtful accounts of $167 at June 30, 2011 and $212 at March 31, 2011	19,943	19,329
Inventories	22,654	19,267
Prepaid expenses and other current assets	2,073	2,369
Total current assets	66,775	74,421
Property, plant and equipment, net	5,604	5,939
Non-current portion of inventories	1,217	1,454
Intangible assets, net	3,375	3,574
Restricted cash	—	1,250
Other assets	358	381
Total	$77,329	$87,019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$16,917	$20,292
Accrued salaries and wages	1,937	1,555
Accrued warranty reserve	1,684	1,081
Deferred revenue	1,898	1,153
Revolving credit facility	6,394	7,080
Current portion of notes payable and capital lease obligations	36	214
Warrant liability	14,498	20,772
Total current liabilities	43,364	52,147
Long-term portion of notes payable and capital lease obligations	75	83
Other long-term liabilities	307	309
Commitments and contingencies	—	—
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 260,466,375 shares issued and 259,472,964 shares outstanding at June 30, 2011; 259,544,911 shares issued and 258,595,291 shares outstanding at March 31, 2011	260	260
Additional paid-in capital	750,008	747,962
Accumulated deficit	(715,544)	(712,648)
Treasury stock, at cost; 975,090 shares at June 30, 2011 and 949,620 shares at March 31, 2011	(1,141)	(1,094)
Total stockholders' equity	33,583	34,480
Total	$77,329	$87,019

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2011	2010
Revenue	$24,282	$16,052
Cost of goods sold	23,775	16,564
Gross margin (loss)	507	(512)
Operating expenses:
Research and development	2,162	1,522
Selling, general and administrative	6,640	6,436
Total operating expenses	8,802	7,958
Loss from operations	(8,295)	(8,470)
Other income	4	4
Interest expense	(231)	(310)
Change in fair value of warrant liability	5,626	9,244
Income (loss) before income taxes	(2,896)	468
Provision for income taxes	—	76
Net (loss) income	$ (2,896)	$392

Net (loss) income per common share
Basic	$ (0.01)	$0.00
Diluted	$ (0.01)	$0.00

Weighted average shares used to calculate net (loss) income per common share
Basic	259,366	242,270
Diluted	259,366	242,930
CONTACT: Capstone Turbine Corp.
         Investor and investment media inquiries:
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         818-407-3628